Exhibit 99.1

May 4, 2009

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com
HFF, Inc. reports first quarter 2009 financial and transaction production results
     PITTSBURGH, PA – HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the first quarter 2009. HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities), is one of the leading providers of commercial real estate and capital markets services to the U.S. commercial real estate industry based on transaction volume and is one of the largest full-service commercial real estate financial intermediaries in the country.
Consolidated Earnings
First Quarter Results
     The Company reported revenues of $13.2 million for the first quarter of 2009, a decrease of $19.0 million, or 58.9% compared to the first quarter of 2008 revenues of $32.2 million. The Company had an operating loss of $6.1 million compared to an operating loss of $1.5 million for the first quarter of 2008, representing an increased operating loss of $4.6 million. This increase in operating loss is primarily attributable to the decrease in production volumes and related revenue from the same period in the prior year in several of the Company’s capital markets services platforms. These decreases were caused, in large measure, by the significant decrease in U.S. commercial real estate transaction volumes which are the result of the combined effects of unprecedented write-offs and losses incurred by global financial institutions resulting in continuing liquidity constraints and credit issues in the global debt and equity markets which are further magnified by a continuing and deepening recession in the U.S. and other global economies. Offsetting the decrease in revenues was a reduction in total operating expenses of $14.4 million during the first quarter of 2009 compared to the same period of the prior year. The reduction in operating expenses is a result of a decrease in the majority of all cost categories, with the most significant decreases being in cost of

HFF reports first quarter 2009 financial results

services and supplies, research and printing expenses, which decreased by $11.6 million and $1.2 million, respectively, as compared to the first quarter of 2008. The largest decreases in operating costs were driven by these variable cost categories, which are directly related to the lower capital markets services revenues.
     Interest and other income, net decreased $0.6 million, or 58.9% as a result of lower income recognized in the first quarter 2009 on the Company’s mortgage servicing rights and lower interest earned on the Company’s cash balances due to decreased interest rates and lower cash balances as compared to the same period in the prior year.
     The Operating Results for the first quarter of 2008 included income of $3.6 million related to a decrease in the estimated amount due to HFF Holdings, LLC (Holdings) under a tax receivable agreement (see Note 2). There was no such income recorded in the first quarter of 2009.
     The Company recorded an income tax benefit of $0.8 million in the first quarter of 2009, compared to income tax expense of $4.1 million in the first quarter of 2008. The income tax benefit in the first quarter of 2009 is the result of the loss before income taxes which was partially offset by state income tax expense. The largest component of the deferred tax assets relates to the tax basis step up resulting from the reorganization transactions completed in 2007 in connection with the Company’s initial public offering. The results for the first quarter of 2008 included a tax expense related to the effect of changes in the rates used to measure the deferred tax assets of approximately $4.6 million. This additional tax expense was due to the remeasurement of the deferred tax assets and resulted in a higher effective tax rate. This tax expense and its impact on net income in the first quarter of 2008 was partially offset during such period by a decrease of $3.6 million in the payable under the tax receivable agreement (as shown on the consolidated operating results before the line item “(Loss) income before income taxes”).
     The Company reported a net loss of $2.0 million for the quarter ended March 31, 2009 (after an adjustment to the first quarter results of $2.9 million to reflect the impact of the noncontrolling interest of Holdings in the Operating Partnerships), compared with a net loss of $1.0 million for the same period last year (after adjustments to the results for the quarter ended March 31, 2008 of approximately $0.1 million to reflect the impact of the noncontrolling interest of Holdings in the Operating Partnerships). Net loss for the quarter ended March 31, 2009 was $0.12 per diluted share.

HFF reports first quarter 2009 financial results

     EBITDA (a non-GAAP measure whose reconciliation to net loss can be found within this release) was a negative $4.9 million for the quarter ended March 31, 2009, a decrease of approximately $8.6 million as compared to a positive $3.8 million in the same period in the prior year.
HFF, Inc.
Consolidated Operating Results
(dollars in thousands, except per share
data) (Unaudited)

	For the Three Months Ended Mar. 31,
	2009	2008
Revenue	$13,228	$32,180
Operating expenses:
Cost of services	10,689	22,310
Operating, administrative and other	7,806	10,674
Depreciation and amortization	856	734

Total expenses	19,351	33,718

Operating loss	(6,123)	(1,538)

Interest and other income, net	413	1,006
Interest expense	(6)	(6)
Decrease in payable under the tax receivable agreement (2)	–	3,580

(Loss) income before income taxes	(5,716)	3,042

Income tax (benefit) expense	(810)	4,103

Net loss	(4,906)	(1,061)

Net loss attributable to noncontrolling interest (3)	(2,863)	(98)

Net loss attributable to controlling interest	$(2,043)	$(963)

Earnings per share — basic	$(0.12)	$(0.06)
Earnings per share — diluted	$(0.12)	$(0.06)

EBITDA	$(4,854)	$3,782

HFF reports first quarter 2009 financial results

Production Volume and Loan Servicing Summary
     The reported volume data presented below (provided for informational purposes only), is unaudited and is estimated based on the Company’s internal database.
Unaudited Production Volume by Platform

	(dollars in thousands)
	For the Three Months Ended Mar. 31
	2009		2008
		# of		# of
By Platform	Production Volume	Transactions	Production Volume	Transactions
Debt Placement	$684,992	36	$2,335,589	124
Investment Sales	347,422	8	1,463,230	31
Structured Finance	22,779	5	210,282	10
Loan Sales	38,486	4	19,283	1

Total Transaction Volume	$1,093,679	53	$4,028,384	166

Average Transaction Size	$20,635		$24,267

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,958,000		$2,270,500
Loan Servicing Portfolio Balance	$24,723,549	2,070	$23,564,951	2,048
First Quarter Production Volume Results
     Beginning in 2008 and continuing in 2009, the U.S. commercial real estate sector has experienced a significant downturn in the number of transactions due to adverse conditions in the global and domestic capital markets combined with recessionary economies in much of the world, and especially in the U.S., which continue to have a significant and adverse impact on the Company’s production volumes for the first quarter 2009.
     The Company reported production volumes for the first quarter 2009 which totaled approximately $1.1 billion on 53 transactions, representing a 72.9% decrease in production volume and a 68.1% decrease in the number of transactions when compared to first quarter 2008 production of approximately $4.0 billion on

HFF reports first quarter 2009 financial results

166 transactions. The average transaction size for the first quarter 2009 was $20.6 million, approximately 15.0% lower than the comparable figure of $24.3 million for the first quarter 2008.
•	Debt Placement production volume was approximately $0.7 billion in the first quarter of 2009, representing a 70.7% decrease from first quarter 2008 volume of approximately $2.3 billion.

•	Investment Sales production volume was approximately $0.3 billion in the first quarter of 2009, representing a 76.3% decrease from first quarter 2008 volume of nearly $1.5 billion.

•	Structured Finance production volume was approximately $22.8 million in the first quarter of 2009, a decrease of 89.2% from the first quarter 2008 volume of approximately $210.3 million.

•	Loan Sales production volume was approximately $38.5 million on four transactions for the first quarter 2009, an increase of 99.6% over the first quarter 2008 volume of $19.3 million on one transaction.

•	At the end of the first quarter 2009, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue is approximately $2.0 billion compared to approximately $2.3 billion at the end of the first quarter of 2008, representing a 13.8% decrease.

•	The principal balance of HFF’s Loan Servicing portfolio increased approximately 4.9% to approximately $24.7 billion at the end of the first quarter 2009 from approximately $23.6 billion at the end of the first quarter 2008.
Business Comments
     HFF’s total employment was 413 as of March 31, 2009, which represents a 4.6% net decrease from the year end 2008 employment level of 433 and a 15.2% decrease from the total employment of 487 employees as of March 31, 2008. The decrease in employment level is the result of cost-savings initiatives undertaken by the Company, primarily in the fourth quarter of 2008, in response to the current and continuing negative trends in global and domestic economies and capital markets. The Company’s high water mark for total employment was 490 associates which included 174 producers as of September 30, 2008. As discussed in our press release of April 3, 2009, the Company initiated additional cost-saving measures which included further headcount reductions effective April 1, 2009. With these latest reductions, the Company’s employee

HFF reports first quarter 2009 financial results

count now stands at 389, including 165 producers, which represents a 20.6% overall net decrease in the number of employees, but only a 5.2% net decrease in the number of producers from the Company’s high point of 174 producers as of September 30, 2008.
     “Our first quarter results were again severely impacted by the continuing adverse and unprecedented conditions in the global capital markets and the economic recession in the U.S. and in a majority of other global economies. During the quarter, we continued to see an increase in the level of write-offs and loan loss reserves by the vast majority of domestic and global financial institutions which has resulted in many world governments, including the U.S., making significant equity infusions in exchange for preferred equity positions or outright ownership in many of these financial institutions as well as creating a number of economic stimulus programs in an attempt to soften the impact of the recessions taking hold throughout the world as well as in the U.S. We believe these difficult conditions will continue throughout 2009 and possibly into 2010,” said John H. Pelusi, Jr., HFF, Inc.’s chief executive officer. “As previously announced, we have implemented a number of cost-saving initiatives and taken necessary measures to more appropriately align our resources with these challenging economic conditions which included significant reductions or eliminations of management salaries and personnel reductions of approximately 20.6% as compared to our highest employment levels at the end of the third quarter 2008. We are prepared to make further adjustments in the event that the situation warrants as we continue to focus on operating our business as efficiently as possible,” said Mr. Pelusi. “With 165 transaction professionals with an average tenure of approximately 16 years in the real estate industry and over 8 years tenure with the Company, we remain very focused on ways to also take advantage of all revenue generating opportunities that we see building with a special emphasis on our multifamily debt and investment sales business, our distressed debt and REO business, our loan sales and loan sale advisory business, our investment banking advisory business as well as our loan servicing line of business. Many of our clients are faced with extraordinarily difficult situations given the lack of liquidity in the capital markets, and we are fully focused on finding the best capital market solution for their individual needs,” stated Mr. Pelusi.
     “We are grateful for our clients who have continued to show their confidence in our ability to create and execute viable solutions for them, especially in these very difficult and challenging conditions. We

HFF reports first quarter 2009 financial results

would like to also thank each of our associates who have continued to demonstrate their ability to quickly adapt and innovate in this challenging environment by sharing their collective knowledge from each transaction with their fellow associates to provide superior value-added services to our clients,” added Mr. Pelusi.
Non-GAAP Financial Measures
     This earnings press release contains a non-GAAP measure, EBITDA, which as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and a reconciliation of EBITDA with net loss, see the section of this press release titled “EBITDA Reconciliation.”
Earnings Conference Call
     The Company’s management will hold a conference call to discuss first quarter 2009 financial results on Tuesday, May 5th, at 8:30 a.m. Eastern Time. To listen, participants should dial 800-591-6930 in the U.S and 617-614-4908 for international callers approximately 10 minutes prior to the start of the call and enter participant code 64837589. A replay will become available after 11:30 a.m. Eastern Time on May 5th and will continue through June 5, 2009, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 45505085.
     The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Tuesday, May 5th, beginning at 8:30 a.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

HFF reports first quarter 2009 financial results

About HFF, Inc.
     Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 17 offices nationwide and is one of the leading providers of commercial real estate and capital markets services, by transaction volume, to the U.S. commercial real estate industry. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, structured finance, private equity, investment banking and advisory services, loan sales and commercial loan servicing.
Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the current conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture and other risks associated with our transformation to a public company; (4) the deteriorating business of certain of our clients; (5) competitive pressures; (6) risks related to our organizational structure; and (7) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.
Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports first quarter 2009 financial results

HFF, Inc.
Consolidated Balance Sheets
(dollars in
thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008
ASSETS
Cash, cash equivalents and restricted cash	$32,900	$37,218
Accounts receivable and prepaids	6,536	8,592
Mortgage notes receivable	117,750	16,300
Property, plant and equipment, net	4,964	5,294
Deferred tax asset, net	124,999	124,168
Intangible assets, net	11,235	11,361
Other noncurrent assets	438	459

	$298,822	$203,392

LIABILITIES AND STOCKHOLDERS EQUITY
Warehouse line of credit	$117,750	$16,300
Accrued compensation, accounts payable, payable to affiliate and other current liabilities	7,841	9,115
Long-term debt (includes current portion)	151	151
Deferred rent credit and other liabilities	3,840	3,913
Payable under the tax receivable agreement (2)	108,287	108,287

Total liabilities	237,869	137,766
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 16,526,208 and 16,446,480 shares outstanding, respectively	165	164
Class B Common Stock, par value $0.01 per share, 1 share authorized, 1 share issued and outstanding	—	—
Additional paid in capital	26,626	26,206
Treasury stock	(173)	—
Retained earnings	10,713	12,756

Total stockholders’ equity	37,331	39,126
Noncontrolling interest	23,622	26,500

Total equity	60,953	65,626

	$298,822	$203,392

Notes

(1)	As of December 31, 2008, the Company’s balance sheet reflected a minority interest balance of $26.5 million which represented HFF Holdings approximate 55% ownership interest in the Operating Partnerships. Effective January 1, 2009, the Company adopted the provisions of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. SFAS No. 160 changes the accounting and reporting for minority interests, which are now to be characterized as “noncontrolling interests” and classified as a component of equity. The noncontrolling interest adjustment on the consolidated financials statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the initial public offering. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company operates and controls all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships, and the

HFF reports first quarter 2009 financial results

ownership interest of Holdings in the Operating Partnerships is reflected as a noncontrolling interest in HFF, Inc’s consolidated financial statements. The noncontrolling interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships.

(2)	The decrease in payable under the tax receivable agreement on the Consolidated Operating Results statement of HFF, Inc. reflects the decrease in the estimated tax benefits owed to Holdings under the tax receivable agreement. This decrease in tax benefits owed to Holdings reflects the remeasurement of the related deferred tax asset.
EBITDA Reconciliation
     The Company defines EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization and income reported to the noncontrolling interest. The Company uses EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use EBITDA as a supplemental measure to evaluate its overall operating performance. However, EBITDA has material limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes. Note that the Company classifies the interest on the warehouse line of credit as an operating expense and, accordingly, it is not eliminated from net income in determining EBITDA. In addition, note that the Company includes in net income the income upon the initial recognition of mortgage servicing rights and, accordingly, it is included in net income in determining EBITDA. The items that the Company has eliminated from net income in determining EBITDA are interest expense, income taxes, depreciation of fixed assets and amortization of intangible assets, and noncontrolling interest. Some of these eliminated items are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs. Any measure that

HFF reports first quarter 2009 financial results

eliminates components of the Company’s capital structure and costs associated with carrying significant amounts of fixed assets on its balance sheet has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA as a performance measure but also considers its GAAP results. EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.
     Set forth below is an unaudited reconciliation of consolidated net loss to EBITDA for the Company for the quarters ended March 31, 2009 and 2008:
EBITDA for the Company is calculated as follows:
(dollars in thousands)

	For the Three Months Ended
	March 31,
	2009	2008
Net loss	$(2,043)	$(963)
Add:
Interest expense	6	6
Income tax (benefit) expense	(810)	4,103
Depreciation and amortization	856	734
Noncontrolling interest	(2,863)	(98)

EBITDA	$(4,854)	$3,782

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